STOCK PURCHASE AGREEMENT

BY AND AMONG

CMG HOLDINGS, INC.

AND

AUDIOEYE, INC.

AND

THE STOCKHOLDERS OF AUDIOEYE, INC.

DATED AS OF

March 31, 2010

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this  “Agreement”) is entered into as of March 31, 2010 by and among CMG HOLDINGS, INC.,  a Nevada corporation with principal executive offices at 5601 Biscayne Boulevard, Miami, Florida 33137 (the “Buyer”), and AUDIOEYE, INC., a Delaware corporation with principal executive offices at 9070 S. Rita Road #1550, Tucson, Arizona 85747 (the “Company”), and the individual stockholders of the Company who cumulatively own all of the outstanding capital stock of the Company, named herein in Schedule A hereto (the “Sellers”).  Certain other capitalized terms used herein are defined in Article IX and throughout this Agreement.

WHEREAS, the Company has developed patented and patent pending, Internet content publication and distribution software that enables the conversion of multiple media into accessible formats, with the goal of allowing for real time distribution to end users on any connected device and creating comprehensive access to Internet, print, broadcast and other media to all people regardless of their network connection, device, location, or any disabilities or disadvantages an individual may have. The Company also provides e-learning and e-commerce systems as well as a variety of Internet publishing products and services that enable customers to create and deliver accessible and highly scalable web-based applications; and

WHEREAS, the Sellers collectively own one hundred percent (100%) of the outstanding capital stock of the Company consisting of 2,546,483 shares of common stock, par value $0.00001 per share (the “Shares”), of the Company; and

WHEREAS, the Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the outstanding capital stock of the Company, consisting of the Shares (the “Acquisition”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Nathan Bradley, Carr Bettis, William O’Conor and Craig Columbus collectively currently make up the board of directors of the Company (the “Company Board”); and

WHEREAS, the Company owns the right to patent 10/637,970 (Title of Invention: Method and apparatus for website navigation by the visually impaired) and the patent pending applications (Patent Pending A, B, C, D, E, F, G, H, I, J) technology described in Schedule B hereof (collectively, the “Company Technology”); and

WHEREAS, upon close of the Acquisition, the Company will be a wholly-owned Subsidiary of the Buyer; and

WHEREAS, the Company needs additional working capital to develop, deploy, operate and manage the Company Technology; and

WHEREAS, the Buyer will provide the additional working capital necessary to develop, deploy, operate and manage the Company Technology and for the expansion of the Company;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I:                                                                                     THE STOCK PURCHASE

1.1           Purchase and Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.2), the Sellers will sell, convey, transfer, assign and deliver to Buyer (or one or more of its assignees) all of the Shares now owned by or issued to the Sellers or to which the Sellers may be entitled, free and clear of any Liens, claims or encumbrances.

1.2 Closing.  Subject to and after the fulfillment or waiver of the conditions set forth in Article VI, Article VII, and Article XII of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”), will take place concurrently with the execution of this Agreement, at the offices of Sellers’ counsel in New York, New York or such other place as the parties may otherwise agree; provided, however, that the parties agree that they shall each have up to ten (10) days following the Closing (the “Escrow Period”) in which deliver the various Closing deliverables called for by this Agreement.  The “Closing Date” shall be the date of this Agreement

1.3 Purchase Price and the Sale of Shares.  Subject to and upon the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants, and agreements of the Company and the individual Sellers, (i) the Buyer will pay the Sellers as consideration for the Shares the initial cash, restricted stock and warrant payment set forth in Section 1.4 and the deferred payment set forth in Section 1.7 (collectively, the “Purchase Price”), and (ii) the Buyer will provide to the Company the initial working capital contribution set forth in Section 1.5 (the “Initial Working Capital Contribution”) and the deferred working capital contribution set forth in Section 1.6 (the “Deferred Working Capital Contribution” and together with the Initial Working Capital Contribution, the “Working Capital Funding Obligation”).

1.4 Initial Cash, Restricted Stock and Warrant Payment.  As part of the Purchase Price, the Buyer will, at Closing, pay to the Sellers the sum of Thirty Thousand Dollars ($30,000) (the “Initial Cash Payment”) and issue to the Sellers One Million Five Hundred Thousand (1,500,000) shares of the Buyer’s restricted (not freely-trading) common stock (the “Stock Payment”) and warrants (the “Buyer Warrants”) to purchase shares of the Buyer’s restricted common stock (the “Warrant Payment”). The Buyer’s restricted common stock issued as the Stock Payment and to be issued upon exercise of the Buyer Warrants will only be restricted under the Federal securities laws (for example, under the current Federal securities laws, a holder of restricted securities must have held them for at least 6 months before such holder can avail itself of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”) to effectuate a sale of the restricted securities under Rule 144), and will not be subject to any contractual restrictions on transfer. The Initial Cash Payment, the Stock Payment and the Warrant Payment are each to be apportioned and issued to the individual Sellers pro rata to their ownership in the Company at Closing as set forth on Schedule A hereto. The Buyer Warrants will:

(a)	Be exercisable in the aggregate for up to Two Hundred Fifty Thousand (250,000) shares of the Buyer’s restricted common stock;

(b)	Have a strike price per share equal to the closing price of the Buyer’s common stock on the OTC Bulletin Board on the last trading day immediately preceding the Closing Date;

(c)	Have a term of five (5) years from the Closing Date;

(d)	Be exercisable immediately following the Closing;

(e)	Provide for cashless exercise;

(f)	Contain standard weighted average anti-dilution provisions;

(g)	Contain other standard provisions reasonably acceptable to the Sellers; and

(h)	Be substantially in the form of Exhibit A hereto.

1.5 Initial Working Capital Contribution.  As part of the Working Capital Funding Obligation, the Buyer will provide to the Company at Closing the Initial Working Capital Contribution of Four Hundred Seventy Thousand Dollars ($470,000). The Initial Working Capital Contribution will be funded in cash at Closing via wire transfer to the Company’s operating bank account. Buyer authorizes the Company to, and the Company will, immediately use a portion of the Initial Working Capital Contribution to retire the long-term and current debt of the Company as set forth on Schedules C-12, C-13, C-14 and C-15 hereto.

1.6 Deferred Working Capital Contribution.  As part of the Working Capital Funding Obligation, the Buyer will provide to the Company the Deferred Working Capital  Contribution of up to Two Million Five Hundred Thousand Dollars ($2,500,000) as set forth in this Section 1.6. The Buyer will fund the Deferred Working Capital Contribution to the Company following the Closing Date as follows:

(a)
Six Hundred Twenty-Five Thousand Dollars ($625,000) within ninety (90) days after the Company achieves a cumulative Contract Sales Value of Two Million Five Hundred Thousand Dollars ($2,500,000) subsequent to the Closing;

(b)
Six Hundred Twenty-Five Thousand Dollars ($625,000) within ninety (90) days after the Company achieves a cumulative Contract Sales Value of Five Million Five Hundred Thousand Dollars ($5,500,000) subsequent to the Closing;

(c)
One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) within ninety (90) days after the Company achieves a cumulative Contract Sales Value of Ten Million Dollars ($10,000,000) subsequent to the Closing; and

(d)
Even if the Contract Sales Value targets in Sections 1.6 (a), (b) and (c) are not achieved, the Buyer will provide to the Company working capital of at least Five Hundred Thousand Dollars ($500,000) on the eighteen (18) month anniversary of the Closing Date and an additional Five Hundred Thousand Dollars ($500,000) on the thirty-six (36) month anniversary of the Closing Date.

Buyer authorizes the Company to, and the Company may without further authorization from Buyer and in the ordinary course of business, use up to Twenty-Five Percent (25%) of each Deferred Working Capital Contribution as it is received from the Buyer to effectuate and fund a patent infringement enforcement and licensing strategy pertaining to the Company’s current and future patented intellectual property (the “Patent Strategy”).

1.7           Deferred Payment Consideration.   As part of the Purchase Price, the remainder of the Purchase Price (following payment of the Initial Cash Payment, the Stock Payment and the Warrant Payment at Closing) will consist of, and be paid to the Sellers by the Buyer, as follows:

(a)
During the life of the patents covering the Company Technology, fifty percent (50%) of any cash received from income earned, settlements or judgments directly resulting from the Patent Strategy (whether received by the Company, the Buyer or any of the Buyer’s Affiliates), net of any direct costs or tax implications incurred in the pursuit of the Patent Strategy, which amounts the Buyer will pay promptly to the Sellers following receipt, with each Seller receiving a portion equal to their pro rata ownership in the Company at Closing as set forth on Schedule A hereto; and

(b)
A payment (the “Deferred Payment”) to be paid in 2014 within thirty (30) days after the Company’s year-end 2013 financial statements are completed and audited by an independent PCAOB accounting firm and that will reflect the average Company Net Income for the years 2010, 2011, 2012, and 2013 based on the following formula:

.
Deferred Payment Amount = (Average Company Net Income x Multiple Determination) - All Funding Provided to the Company by the Buyer to Satisfy the Working Capital Funding Obligation

Where

AVERAGE COMPANY NET INCOME = (YR1 + YR2 + YR3 + YR4) / 4
YR1 = the Company Net Income for Year 2010
YR2 = the Company Net Income for Year 2011
YR3 = the Company Net Income for Year 2012
YR4 = the Company Net Income for Year 2013

Where

MULTIPLE DETERMINATION = (10, 11, 12, 13, 14, OR 15)
10 = Average Growth of Company Net Income of 0.00% to 10.00%
11 = Average Growth of Company Net Income of 10.01% to 15.00%
12 = Average Growth of Company Net Income of 15.01% to 20.00%
13 = Average Growth of Company Net Income of 20.01% to 25.00%
14 = Average Growth of Company Net Income of 25.01% to 30.00%
15 = Average Growth of Company Net Income of 30.01% or greater
(With Average Growth of Company Net Income calculated over the entire YR1 to YR4 period.) For purposes of determining Company Net Income, no income from the Company derived from the Patent Strategy as set forth in Section 1.7(a) shall be included in the calculation of gross or net revenues of the Company or Average Growth of Company Net Income.

The Deferred Payment will consist of cash and restricted (not freely-trading) common stock of the Buyer at a ratio of Fifty Percent (50%) cash and Fifty Percent (50%) common stock. The Buyer’s restricted common stock issued as part of the Deferred Payment will only be restricted under the Federal securities laws (for example, under the current Federal securities laws, a holder of restricted securities must have held them for at least 6 months before such holder can avail itself of Rule 144 promulgated under the Act to effectuate a sale of the restricted securities under Rule 144), and will not be subject to any contractual restrictions on transfer. The value assigned to each share of the Buyer’s restricted common stock to be issued as part of the Deferred Payment will equal the average close of trading price of the Buyer’s common stock during the sixty (60) day period immediately preceding the date the Deferred Payment is made to Sellers.

Twenty percent (20%) of the total Deferred Payment will be allocated to those Sellers, if any, who go on to serve as Senior Management of the Company for at least two (2) years (cumulative) of the four-year period immediately following the Closing (the “Management Allocation”). The allocation of the Management Allocation among the qualifying Sellers, if any, will be made by the then-constituted Company Board. The remainder of the Deferred Payment (including the Management Allocation in the event no Sellers qualify to receive the Management Allocation) will be distributed to all the Sellers, with each Seller receiving a portion equal to their pro rata ownership in the Company at Closing as set forth on Schedule A hereto.

1.8           Default and Security. All of the obligations of the Buyer to the Sellers and/or the Company pursuant to this Agreement, and the timely performance thereof, including payment of the full Purchase Price and funding of the Working Capital Funding Obligation, will be secured by a security interest in all of the assets of the Company in favor of the Sellers and a pledge of the outstanding capital stock of the Company held by the Buyer or any of its Affiliates following the Closing.   Said Lien will be evidenced by a UCC filing, that will be inferior to the UCC filing in favor of CMGO Investors LLC, with respect to the assets of the Company and the inscription of a legend on the shares of Company capital stock issued to the Buyer or any of its Affiliates in connection with the Acquisition and thereafter. The above-referenced security interest shall be subordinate to the security interest in the assets of the Buyer (to include the Company following the Closing) held by CMGO Investors LLC, their successor or assigns. In the event that Buyer shall obtain replacement financing for the funds advanced by CMGO Investors LLC, Sellers agree that they will subordinate their Lien and security interest described herein to the security interest and Lien in favor of the replacement financing institution or individual. Said Lien will remain until such time as all of the conditions and obligations of the Buyer to the Sellers and/or the Company contained in this Agreement have been satisfied.  In the event of a default by the Buyer of its obligations to the Sellers and/or the Company pursuant to this Agreement, where said default remains uncured for a period of thirty (30) days after the provision of written notice of default by the Sellers to the Buyer, the Sellers will have the option of foreclosing on the above referenced Lien and retaking possession of the Company’s assets and/or the pledged outstanding capital stock of the Company.

1.9           Accounting and Tax Treatment.  The parties hereto intend that the transactions contemplated hereby will be treated as a purchase by Buyer for accounting purposes and as taxable under the Code for tax purposes.

ARTICLE II                                                                                                REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer makes the following representations and warranties to the Company and each of the Sellers:

2.1           Corporate Status .  The Buyer hereby represents and warrants that (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, (ii) the Buyer is qualified to do business as a corporation in each of the jurisdictions in which it operates, (iii) the execution, delivery and performance of this Agreement by the Buyer has been duly authorized by all necessary corporate action, and (iv) no governmental authorization, approval, order, license, permit, franchise or consent and no registration or filing with any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement by the Buyer.

2.2           Enforceability.  This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery nor the performance of this Agreement by the Buyer will conflict with the Buyer’s Articles of Incorporation or By-laws, as amended to date, or result in a breach of any terms or provisions of, or constitute a default under, any material Contract, agreement or instrument to which the Buyer is a party or by which the Buyer is bound.

2.3           Capitalization.  The authorized capital stock of the Buyer, and the number and type of shares of capital stock of the Buyer that are issued and outstanding are accurately reflected in the Buyer’s public filings with the Securities and Exchange Commission as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the Buyer (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.

2.4           Issuance of Securities.  The shares of the Buyer’s common stock to be issued to the Sellers in connection with the Stock Payment and the Deferred Payment, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued and will be fully paid and non-assessable. The shares of the Buyer’s common stock to be issued to the Sellers upon exercise of the Buyer Warrants, when issued and delivered in accordance with the terms of this Agreement and the Buyer Warrants, will, upon receipt by the Buyer of the applicable exercise price or pursuant to cashless exercise of the Buyer Warrants, be duly and validly issued and will be fully paid and non-assessable. The Buyer has duly reserved for issuance the full number of shares of its common stock for which the Buyer Warrants can be exercised.

2.5           Litigation. The Buyer is not a party to any pending or, to its knowledge, threatened suit, action, proceeding, prosecution or litigation which might materially adversely affect the financial condition, business, assets, properties, certificates, rights, authorities, franchises or authorizations of the Buyer, or materially interfere therewith.  The Buyer is not a party to any pending or, to its knowledge, threatened governmental investigation involving the Buyer or any of its operations, including inquiries, citations or complaints by any federal, state or local administration or agency, which would materially adversely affect the financial condition, business, assets or properties of the Buyer. There are no outstanding, existing or pending judgments, orders, decrees, rulings, directives, stipulations or other mandates of any court or any public or quasi-public agency, body or official which have been in any way violated as they relate to or affect the Buyer or any of the Buyers’s assets, businesses, operations, affairs or activities.

2.6           No Commissions . The Buyer has not incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

2.7           Investment Intent.                                Buyer represents and warrants that it is acquiring the Shares for its own account, for investment only, and not with a view to the resale or other distribution of the Shares, except to the Buyer’s Affiliates and/or officers in connection with internal corporate objectives.  The Buyer understands and acknowledges that the Shares it is acquiring have not been registered under the Act, and that the Buyer must, and the Buyer represents that it is able to, bear the economic risks of the investment in the Shares until the Shares have been registered under or otherwise may be disposed of in accordance with the Act.  The Buyer also represents and warrants that it will not sell, transfer or otherwise dispose of any of the Shares except pursuant to: registration of the Shares under the Act; compliance with the provisions of Rule 144 promulgated under the Act, as it now exists or may hereafter be amended; or such other exemption from registration that may be applicable to the transaction.  The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Shares.

2.8           Reliance.                      The Buyer is not relying on the Company, the Sellers or any of their respective employees, agents or sub-agents with respect to the legal, tax, economic and related considerations of its purchase of the Shares and consummation of the Acquisition, and the Buyer has relied on the advice of, or has consulted with, only its own advisors.

2.9           Estimates and Forward-Looking Statements.                                                                                     The Buyer acknowledges that any estimates or forward-looking statements or projections of the Company were prepared by the Company in good faith, but that the attainment of any such projections, estimates or forward-looking statements cannot be guaranteed by the Company or the Sellers and should not be relied upon.

2.10           Completeness of Representations.                                                                No representation, warranty, covenant, or provision contained in this Agreement nor any statement, exhibit, schedule or information furnished or to be furnished on behalf of the Buyer under or pursuant to this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained in it not misleading.

ARTICLE III:                                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE SELLERS

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Sellers, individually and not jointly and severally, make, as appropriate, the following representations and warranties to Buyer:

3.1           Corporate Status. The Company represents and warrants that it is (i) duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has full corporate power to own all of its shares and to carry on its business as it is now being conducted; and (iii) is qualified to do business as a corporation in each of the jurisdictions in which it operates.

3.2           Power and Authority .  Each of the Sellers and the Company represents and warrants that it has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The Company represents and warrants that it has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  Each of the Sellers represents and warrants that it has the requisite competence, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

3.3           Enforceability.  This Agreement has been duly executed and delivered by the Company and the Sellers, and this Agreement constitutes the legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. The Company represents and warrants that neither the execution and delivery nor the performance of this Agreement by the Company will conflict with the Company’s Certificate of Incorporation or By-laws, as amended to date, or result in a breach of any terms or provisions of, or constitute a default under, any material Contract, agreement or instrument to which the Company is a party or by which the Company is bound.

3.4           Financial Statements. The Company represents and warrants that, pursuant to the Closing, it has delivered or will deliver to the Buyer the Company’s historical financial statements for the years ended December 31, 2009, December 31, 2008, and December 2007 and the quarter ended March 31, 2010 (attached as Schedule C-1 hereto and collectively referred to as the “Company Financial Statements”), and that the Company Financial Statements include supplemental schedules for gross revenues (set forth in Schedule C-2 hereto), cost of goods sold  (set forth in Schedule C-3 hereto), operating expenses (set forth in Schedule C-4 hereto), non-operating expenses (set forth in Schedule C-5 hereto), Taxes (set forth in Schedule C-6 hereto), accounts receivables (set forth in Schedule C-7 hereto), all other current assets (set forth in Schedule C-8 hereto), all fixed assets (set forth in Schedule C-9 hereto), all intangible assets (set forth in Schedule C-10 hereto), all long term assets (set forth in Schedule C-11 hereto), all accounts payables, (set forth in Schedule C-12 hereto), all short term liabilities (set forth in Schedule C-13 hereto), all loan equity payables (set forth in Schedule C-14 hereto), all long term liabilities (set forth in Schedule C-15 hereto) all stockholder equity accounts, loans from or notes to stockholders (set forth in Schedule C-16 hereto) including the related material notes and explanatory notes, and present fairly the financial position of the Company at the date thereof and the results of its operations for the periods therein indicated, in conformity with GAAP applied on a basis consistent in each case with that of the preceding year.

3.5           Changes in Financial Condition. The Company represents and warrants that after the date of its most recent balance sheet included in the Company Financial Statements and through the Closing Date, the Company has:

(a)	Not suffered any Material Adverse Change in its financial condition, assets, liabilities or business;

(b)	Not affirmatively waived, canceled or compromised any of its rights, debts or claims of substantial value;

(c)	Not issued any additional shares of stock, rights or options to purchase or convert into such stock, or other securities;

(d)	Not made any distribution to its stockholders, as stockholders, of any assets, by way of dividends, purchase of shares or otherwise, except as disclosed on Schedule C-17 hereto;

(e)	Not mortgaged, pledged or granted a Lien or encumbrance on any of its properties or assets, except with respect to equipment purchased by the Company during such period;

(f)	Not sold or transferred any of its assets, tangible or intangible, except motor vehicles and except inventory and other assets sold or disposed of in the ordinary and usual course of business;

(g)
Not incurred any extraordinary losses, within the meaning of GAAP, and/or incurred or become liable for any obligations or liabilities except current liabilities, within the meaning of GAAP, incurred in the ordinary and usual course of business, or made any extraordinary expenditures, within the meaning of GAAP, other than for the purchase of motor vehicles and for additions and betterments to existing plant, equipment and facilities;

(h)
Not increased the rate of compensation for any of its officers or directors nor for any executive employees, except as may be in accord with past practices and in the usual and ordinary course of business of the Company; and

(i)	To the best knowledge of the Company, not incurred any liabilities, contingent or otherwise, except as disclosed on Schedule C-18 hereto.

3.6           Capitalization.  The Company represents and warrants that as of the Closing, the authorized capital stock of the Company will consist of 4,000,000 shares of common stock and 500,000 shares of preferred stock, of which 2,546,483 shares of common stock will be issued and outstanding. All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby.  There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).  There is no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  Other than as set forth herein, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company.  The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

3.7           Sellers Ownership.  Each of the Sellers represents and warrants that (i) it is the sole owner of all Shares transferred hereby by it, (ii) it has not pledged, assigned, hypothecated, transferred or otherwise encumbered any Shares owned by it, (iii)  it will transfer to Buyer, in fulfillment of this Agreement, all of the Shares owned by it, free and clear of all Liens, encumbrances or claims by any third parties, and (iv) it will indemnify and hold harmless the Buyer from any claims, Liens or actions which may be made or maintained by third parties against the Shares owned by it.

3.8           Title to Assets.   The Company represents and warrants that it has good and marketable title to all of its assets, as set forth on Schedule D hereto, which good and marketable title is free and clear of all mortgages, pledges, Liens, credit agreements, title retention agreements, security agreements, Taxes, claims, debts and other obligations and encumbrances except (a) as specifically set forth in Schedule D hereto, (b) the Lien, if any, of current Taxes not yet due and payable and (c) such additional encumbrances or imperfections of title, if any, which are not substantial in character, amount or extent and which do not materially detract from the value, or materially interfere with the present or future intended use, of the Company’s assets, and which do not otherwise materially impair or affect the business and operations of the Company.

3.9           Possession of Assets.   The Company represents and warrants that, to its knowledge, its title to its assets has never been disputed or questioned; nor does the Company know of any facts by reason of which the possession or title of its assets might be disturbed or questioned or by reason of which any claim to its assets might arise or be set up adverse to the Company.

 3.10           Records of the Company .  The Company represents and warrants that (i) the copies of the Certificate of Incorporation and By-laws of the Company, which are attached as Schedule E hereto, are true, accurate and complete and reflect all amendments made through the date of this Agreement, and (ii) the stock ledgers of the Company, which are attached as Schedule F hereto, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

3.11           Regulatory Good Standing .  The Company  represents and warrants that it has all material rights, certificates, authorities, permits, licenses, franchises and other authorizations necessary to and has complied in material respects with all laws applicable to, the conduct of its business in the manner and in the areas in which such business is presently being conducted and all such certificates, authorities, rights, permits, licenses, franchises and authorizations are valid, in good standing, in full force and effect, under no orders of suspension or restraints, and subject to no disciplinary, probationary or other orders.  To the best of its knowledge, the Company  has engaged in no activity whatever which would cause or lead to proceedings involving revocation, suspension, restraint, disciplinary action or any other action whereby any of  such certificates, authorities, rights, permits, licenses, franchises or authorizations, or any part thereof, might be canceled, terminated, suspended, impaired, lost or otherwise adversely affected, and no action or proceeding looking to or contemplating any of the foregoing is pending or, to the Company’s  knowledge, threatened, except as specifically set forth in Schedule G hereto.  The foregoing will not be deemed to constitute a warranty or representation by the Company that it  has not heretofore or will not hereafter suffer to be committed minor and unintentional violations of any governmental regulations of such nature as not to cause either suspension or revocation of the Company’s operating authority.

3.12           Insurance .  The Company maintains insurance as set forth in Schedule H hereto.

3.13           Litigation. The Company represents and warrants that, except as set forth in Schedule I hereto, it is not a party to any pending or, to its knowledge, threatened suit, action, proceeding, prosecution or litigation which might materially adversely affect the financial condition, business, assets, properties, certificates, rights, authorities, franchises or authorizations of the Company, or materially interfere therewith.  The Company represents and warrants that, except as set forth in Schedule I hereto, it is not a party to any pending or, to its knowledge, threatened governmental investigation involving the Company or any of its operations, including inquiries, citations or complaints by any federal, state or local administration or agency, which would materially adversely affect the financial condition, business, assets or properties of the Company. The Company represents and warrants that there are no outstanding, existing or pending judgments, orders, decrees, rulings, directives, stipulations or other mandates of any court or any public or quasi-public agency, body or official which have been in any way violated as they relate to or affect the Company or any of the Company’s assets, businesses, operations, affairs or activities.

3.14           Defaults. The Company represents and warrants that, except as set forth in Schedule  J  hereto, there are no material defaults on the part of the Company under any Contract, lease, mortgage, pledge, credit agreement, title retention agreement, security agreement, Lien, encumbrance or any other commitment, Contract, agreement or undertaking to which the Company  is a party

3.15           Tax Returns. The Company represents and warrants that, except as set forth in Schedule K hereto, all Tax Returns for all Taxes to which the Company, or its assets, operations or income may be subject, due as of the date hereof, have been duly prepared and filed in good faith and all Taxes shown thereon have been paid or are accrued on the books of the Company.

3.16           Employment Matters. The Company represents and warrants that, except as set forth in Schedules C or D hereto, no labor or labor union problems or difficulties, strikes, walk-outs, slow downs, job actions, boycotts, arbitrations, investigations, litigations or similar proceedings with respect thereto, are presently existing, suffered, pending or threatened with respect to the Company, its employees, business operations, assets or properties.

3.17           Compliance with Laws.  The Company represents and warrants that it has never been charged with infringement or violation of any adversely held patent, trademark, trade name, or copyright, with claims reading on operations of the Company or on apparatus or methods employed by the Company in effecting the same, which would materially adversely affect any operation of the Company, nor is the Company using or in any way making use of any confidential information or trade secrets of any former employer of any present or past employee of the Company except as a result of the acquisition of the business of such former employer.

3.18           Reliance.                      Each of the Sellers and the Company is not relying on the Buyer, any Affiliates of the Buyer or any of their respective employees, agents or sub-agents with respect to the legal, tax, economic and related considerations of its consummation of the Acquisition, and each of the Sellers and the Company has relied on the advice of, or has consulted with, only its respective own advisors.

ARTICLE IV:	CONDUCT OF BUSINESS DURING THE ESCROW PERIOD

4.1           Conduct of Business by the Company During the Escrow Period.  The Company covenants and agrees that, except with the prior written consent of Buyer, between the Closing Date and the end of the Escrow Period, the business of the Company will be conducted only in, and the Company will not take any action except in, the ordinary course of business consistent with past practice.  The Company will use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has significant business relations.  By way of amplification and not limitation, except as contemplated by this Agreement, the Company and the Sellers will not between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following with respect to the Company without the prior written consent of Buyer: (a) amend or otherwise change the Company’s Certificate of Incorporation or By-laws; (b) issue or authorize the issuance of, any shares of the Company’s capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other ownership interest of the Company; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s capital stock; (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company’s capital stock; (e) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any other action which would make any representation or warranty in Article III untrue or incorrect.  The Company will give written notice to the Buyer promptly following the occurrence of any event which has had (or which is likely to have) a Material Adverse Effect upon its assets, business, operations, prospects, properties or condition (financial or otherwise).

ARTICLE V:                                           CERTAIN ADDITIONAL AGREEMENTS

5.1           Further Assurances; Compliance with Covenants.  Each party will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles VI and VII.  By the end of the Escrow Period, the Company and the Sellers covenant and agree to deliver to the Buyer the stock certificates representing the Shares, and other documents required to be delivered to Buyer pursuant to Article VI, and the Buyer covenants and agrees to deliver to the Company and the Sellers the stock certificates and other documents required to be delivered to the Company and the Sellers pursuant to Article VII.

5.2           Actions.  Each of the parties hereto will take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts they are party to as necessary for the consummation of the transactions contemplated hereby.  Each of the Company and the Buyer also agrees to use commercially reasonable efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

5.3           Notification of Certain Matters.  The Company and the Sellers, as appropriate, will give prompt notice to the Buyer of the occurrence or non-occurrence of any event which would likely cause any representation or warranty made by them herein to be untrue or inaccurate, or any covenant, condition, or agreement relating to them contained herein not to be complied with or satisfied.

5.4           Sellers Vote.  Each of the Sellers, by executing this Agreement, consents as a stockholder of the Company to the transactions contemplated hereby, and waives notice of any meeting in connection therewith and hereby releases and waives any and all rights, including but not limited to rights of approval, appraisal or dissent, under any agreements relating to the sale, purchase or voting of any capital stock of the Company to which it may be a party or otherwise, with respect to the Acquisition of the Shares by the Buyer and the transactions contemplated hereby.

5.5           Stock Certificates; Releases.  By the end of the Escrow Period, the Sellers covenant and agree to deliver to Buyer: (i) all certificates evidencing the Shares duly endorsed to the Buyer (or its designee) by the Sellers; and (ii) releases, the form of which is attached as Exhibit B hereto, releasing all claims by the Sellers of any nature against the Company, if any, provided that such releases will not cover any rights of the Sellers against the Company or the Buyer under this Agreement (the “Releases”).

5.6     Personal Guarantees.  Each of the Sellers acknowledges and agrees that it has not personally guaranteed any of the obligations of the Company including, but not limited to, merchant and supplier agreements and Contracts or leases for real property occupied or operated by the Company or its Affiliates.  The Company agrees to indemnify and hold harmless each of the Sellers from any and all claims which may result by virtue of any personal guarantee or other obligation incurred by the Company and will defend each of the Sellers from any such claims.

5.7           Effectiveness of Representations and Warranties. Each and every one of the representations and warranties of parties set forth in this Agreement will be true at and as of the Closing Date as though such representations were made at and as of such time.

5.8           Performance of Covenants. Each and every covenant herein made by the parties which are to be performed at or prior to the end of the Escrow Period will have been duly performed by the appropriate party by such date.

5.9          Financial Conditions. The financial records and financial statements of the Company are accurate and truthfully represent the financial condition of the Company as of the date they were prepared and, there have been no Material Adverse Changes in the capital, stock or long term debt, within the meaning of GAAP, of the Company or any Material Adverse Change in the financial condition of the Company as the result of operations of the Company since such date.

5.10.          Employment Agreements.  The Company employees set forth in Schedule L will enter into employment agreements with the Company on terms reasonably acceptable to the Company employees and the Buyer which terms will include salary, restricted stock, stock options and/or warrants as components of compensation. Additionally, the employment agreements will include performance bonuses payable in shares of the Buyer’s common stock.

5.11.           Non-Competition Agreements. Each of the Sellers set forth on Schedule M hereto will, by the end of the Escrow Period, enter into a non-competition agreement with the Company, the form of which is attached as Exhibit C hereto (the “Non-Competition Agreements”).

5.13.           Director Approval.   As of the Closing Date, the Company’s Board will have duly adopted resolutions approving this Agreement and authorizing its execution by the Company.

5.14.           Company Board Composition.   Following the Closing and until such time as the Buyer has paid the Purchase Price in full and fulfilled in full its Working Capital Funding Obligation, the Buyer agrees that the Company Board will consist of five (5) members and the Buyer will cause to be nominated and elected to the Company Board at all times two (2) Persons who served on the Company Board immediately prior to the Closing (or, in the alternative, two (2) Persons designated collectively by the Sellers). Not withstanding the above, no decision or action of the Company Board shall require the approval of more than a simple majority of the Company Board.

5.15.           Company Books and Records.   Following the Closing and until such time as the Buyer has paid the Purchase Price in full and fulfilled in full its Working Capital Funding Obligation, the Buyer agrees to cause the Company to prepare and maintain financial books and records for the Company, all prepared in accordance with GAAP, which financial books and records will be available for review by any Seller during normal business hours upon five (5) business days prior notice to the Company.

ARTICLE VI:                                CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligation of the Buyer to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the end of the Escrow Period of the following conditions, any or all of which may be waived in whole or in part in writing by the Buyer:

6.1           Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of the Company and the Sellers contained in this Agreement will be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for matters specifically permitted by or disclosed on any schedule to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date and (iii) for immaterial matters disclosed in writing to the Buyer pursuant to the Closing as part of the certificate described in this paragraph. The Company and the Sellers will have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the end of the Escrow Period.  The Company will have delivered to Buyer a certificate, dated as of the Closing Date, duly signed by its President, certifying that its representations and warranties and, to its knowledge, the representations and warranties of the Sellers are true and correct as of the Closing Date; and that all its obligations and, to its knowledge, the obligations of the Sellers have been complied with and performed.

6.2           Corporate Certificate.  The Company will have delivered to Buyer (i) copies of the Certificate of Incorporation and By-laws of the Company as in effect immediately prior to the Closing Date, and (ii) copies of resolutions adopted by the Company Board and the Sellers authorizing the transactions contemplated by this Agreement.

6.3           Delivery of the Shares. As of the Closing Date, the Sellers will duly endorse for transfer and deliver to the Buyer (or its assignee) the Shares and such other instruments of transfer of title as are necessary to transfer to the Buyer (or its assignee) good and marketable title to the Shares free and clear of any Liens.

6.4           Delivery of Other Documents.  By the end of the Escrow Period, the Sellers will have executed and delivered the Non-Competition Agreements (limited to execution and delivery by only the Sellers set forth on Schedule M hereto), Releases and such other documents as reasonably requested by the Buyer.

6.5           Closing Documents.  The Company and the Sellers will have executed and delivered the documents required by this Agreement to have been executed and delivered by them, and such other closing documents necessary to consummate the Acquisition.

ARTICLE VII:                                CONDITIONS TO THE OBLIGATIONS OF THE COMPANY ANDTHE SELLERS

The obligations of the Company and the Sellers to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the end of the Escrow Period of the following conditions, any or all of which may be waived in whole or in part in writing by the Company and the Sellers:

7.1           Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of the Buyer contained in this Agreement will be true and correct as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date will remain true and correct as of such date.  Buyer will have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the end of the Escrow Period.  Buyer will have delivered to the Company and the Sellers a certificate, dated as of the Closing Date, certifying that its representations and warranties are true and correct as of the Closing Date, and that all its obligations have been complied with and performed in all material respects.

7.2           Consideration.  By the end of the Escrow Period, the Buyer will make each of the Initial Cash Payment, the Stock Payment and the Warrant Payment to the Sellers and will provide the Initial Working Capital Contribution to the Company.

7.3           No Order or Injunction.  No court of competent jurisdiction or other governmental body will have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

7.4           Closing Documents. The Buyer will have executed and delivered the documents required by this Agreement to have been executed and delivered by them, and such other closing documents necessary to consummate the Acquisition.

ARTICLE VIII:                                INDEMNIFICATION

8.1           Agreement by the Company and the Sellers to Indemnify.  The Company and the Sellers (and with respect to the individual Sellers, pro rata to their ownership in the Company at Closing as set forth on Schedule A hereto) agree to indemnify and hold Buyer and each of its officers, directors, employees, Affiliates, successors and assigns (each, a “Buyer Indemnitee”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by a Buyer Indemnitee arising out of or resulting from (i) any material breach of a representation, warranty or certification made by the Company or the Sellers in this Agreement or in any other document or certificate delivered pursuant to this Agreement, or (ii) any material breach of the covenants or agreements made by the Company or the Sellers in this Agreement or in any other document or certificate delivered pursuant to this Agreement (collectively, “Buyer Indemnifiable Damages”).  Without limiting the generality of the foregoing, with respect to the measurement of Buyer Indemnifiable Damages, each Buyer Indemnitee will have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Company and the Sellers hereunder been true and correct and had the covenants and agreements of the Company and the Sellers hereunder been performed in full.  Notwithstanding the foregoing, (i) no claim of indemnification will be made and no payment therefore will be due hereunder with respect to the first Fifty Thousand Dollars ($50,000) of Buyer Indemnifiable Damages incurred by the Buyer Indemnitees, (ii) the total aggregate Buyer Indemnifiable Damages that the Company and the Sellers will be liable for under this indemnification provision will be limited to the aggregate Purchase Price actually paid to the Sellers, and will be payable in such form (cash or equity) as paid by the Buyer to the Sellers, and (iii) the indemnification obligation of the Company and the Sellers will only apply to claims for indemnification made on or before the second anniversary of the Closing Date.

8.2           Agreement by the Buyer to Indemnify.  The Buyer agrees to indemnify the Sellers and each of their officers, directors, employees, Affiliates, successors and assigns (each, a “Seller Indemnitee”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by a Seller Indemnitee arising out of or resulting from (i) any material breach of a representation, warranty or certification made by the Buyer in this Agreement or in any other document or certificate delivered pursuant to this Agreement, or (ii) any material breach of the covenants or agreements made by the Buyer in this Agreement or in any other document or certificate delivered pursuant to this Agreement (collectively, “Seller Indemnifiable Damages”).  Without limiting the generality of the foregoing, with respect to the measurement of Seller Indemnifiable Damages, each Seller Indemnitee will have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Buyer hereunder been true and correct and had the covenants and agreements of the Buyer hereunder been performed in full.  Notwithstanding the foregoing, (i) no claim of indemnification will be made and no payment therefore will be due hereunder with respect to the first Fifty Thousand Dollars ($50,000) of Seller Indemnifiable Damages incurred by the Seller Indemnitees, (ii) the total aggregate Seller Indemnifiable Damages that the Buyer will be liable for under this indemnification provision will be limited to One Million Dollars ($1,000,000) and (iii) the indemnification obligation of the Buyer will only apply to claims for indemnification made on or before the second anniversary of the Closing Date.

8.3           Survival of Representations and Warranties.  Each of the representations and warranties made by the parties in this Agreement or pursuant hereto will survive for a period of one year after the Closing.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party will have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

8.4           Third Party Actions – Buyer Indemnitee.   Promptly after receipt by a Buyer Indemnitee of notice of commencement of any action by a third party which could give rise to Buyer Indemnifiable Damages, the Buyer Indemnitee will, if an indemnification claim thereof is to be made against the Company and the Sellers, promptly notify in writing the Company and each of the Sellers of the commencement thereof; provided, however, that the omission to so notify the Company and each of the Sellers will not relieve them from any liability which they may have hereunder unless the Company or the Sellers have been materially prejudiced thereby.  The parties agree that with respect to any such third party action, the Buyer will (i) assume the defense thereof with its own legal counsel, (ii) provide the Company and each of the Sellers with all information that they reasonably request relating to the handling of such claim, (iii) confer with the Company and each of the Sellers as to the most cost-effective manner in which to handle such claim, and (iv) use its reasonable efforts to minimize the cost of handling such claim.

8.5           Third Party Actions – Seller Indemnitee.   Promptly after receipt by a Seller Indemnitee of notice of commencement of any action by a third party which could give rise to Seller Indemnifiable Damages, the Seller Indemnitee will, if an indemnification claim thereof is to be made against the Buyer, promptly notify in writing the Buyer of the commencement thereof; provided, however, that the omission to so notify the Buyer will not relieve it from any liability which it may have hereunder unless the Buyer been materially prejudiced thereby.  The parties agree that with respect to any such third party action, the Sellers will (i) assume the defense thereof with their own legal counsel, (ii) provide the Buyer with all information that it reasonably requests relating to the handling of such claim, (iii) confer with the Buyer as to the most cost-effective manner in which to handle such claim, and (iv) use their reasonable efforts to minimize the cost of handling such claim.

ARTICLE IX:                                DEFINITIONS

9.1           Defined Terms .  As used herein, the following terms will have the following meanings:

“Act” has the meaning ascribed to it in Section 1.4.

“Affiliate” has the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning ascribed to it in the preamble.

“Buyer” has the meaning ascribed to it in the preamble.

“Buyer Indemnitee” has the meaning ascribed to it in Section 8.1.

“Buyer Indemnifiable Damages” has the meaning ascribed to it in Section 8.1.

“Buyer  Warrants” has the meaning ascribed to it in Section 1.4.

“Closing” has the meaning ascribed to it in Section 1.2.

“Closing Date” has the meaning ascribed to it in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended, and treasury regulations promulgated there under.

“Company” has the meaning ascribed to it in the preamble.

“Company Board” has the meaning ascribed to it in the recitals.

“Company Financial Statements” has the meaning ascribed to it in Section 1.7(b).

“Company Net Income” means net income of the Company calculated in accordance with GAAP; provided,  however, for purposes of the calculation of Company Net Income, (i) referral fees, if any, of the Buyer, or any other Subsidiary or Affiliate of the Buyer, will be deducted but may not exceed fees charged to any other Subsidiary or Affiliate of the Buyer and in no case will they exceed ten percent (10%) of the Contract Sales Value, (ii) any ordinary income or one-time gains or extraordinary gains attributable Patent Specific Revenue, Gains or Judgments will be excluded, and (iii) only direct costs and expenses attributable to the Company will be counted.

“Company Technology” has the meaning ascribed to it in the recitals.

“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

“Contract Sales Value” means the total contract value excluding Patent-Specific Revenue, Gains or Judgments, less license fees due to Modavox Inc. pursuant to the Company’s license agreement with Modavox Inc., but gross of any royalties, commissions or referral fees due to the Buyer or any of its Affiliates.  For accounting purposes, the Company will receive full credit for all sales of services or licenses for which the services performed are consistent with the Company’s business as currently conducted and as contemplated to be conducted.  Credit for all sales, services, licenses or other revenue of the company shall be given, for purposes of this paragraph, when and only when funds due for the payment of the services provided by the company are received by the company and cleared through the company’s bank account. In cases where another Subsidiary or Affiliate of the Buyer is a servicing party to a third party, the contract value assigned to such Subsidiary’s or Affiliate’s services will be established by such Subsidiary or Affiliate independently, if contract value is provided to the third party by such Subsidiary or Affiliate.  If the third party Contract does not specify a contract value for each service provided by each party thereto, the Contract Sales Value of that Contract for the Company will be a pro-rata portion of the contract value based on the value of services provided by the Company as a percentage of the total contract value paid by the third party.

“Deferred Payment” has the meaning ascribed to it in Section 1.7(b).

“Deferred Working Capital Contribution” has the meaning ascribed to it in Section 1.3.

“Escrow Period” has the meaning ascribed to it in Section 1.2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Initial Cash Payment” has the meaning ascribed to it in Section 1.4.

“Initial Working Capital Contribution” has the meaning ascribed to it in Section 1.3.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction on transfer, right of refusal, preemptive right, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

“Management Allocation” has the meaning ascribed to it in Section 1.7(b).

 “Material Adverse Change (or Effect)” means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

“Patent-Specific Revenue, Gains or Judgments” means any amount due to or received by the Company, the Buyer or any of their Affiliates that pertains specifically to any claims of patent use or infringement by any unaffiliated party or entity of the Company Technology.

“Patent Strategy” has the meaning ascribed to it in Section 1.6.

“Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Purchase Price” has the meaning ascribed to it in Section 1.3.

“Releases” has the meaning ascribed to it in Section 5.5.

“Seller Indemnitee” has the meaning ascribed to it in Section 8.2.

“Seller Indemnifiable Damages” has the meaning ascribed to it in Section 8.2.

“Sellers” has the meaning ascribed to it in the preamble.

“Senior Management” means natural Persons who serve as executive officers of the Company.

“Shares” has the meaning ascribed to it in the recitals.

“Stock Payment” has the meaning ascribed to it in Section 1.4.

“Subsidiary” means, with respect to any Person, any other entity of which securities or other ownership interests having normal voting power to elect a majority of the board of directors, or other Persons performing similar functions, are at the time directly or indirectly owned by such Person.

“Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.

“Taxes” means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

“Warrant Payment” has the meaning ascribed to it in Section 1.4.

“Working Capital Funding Obligation” has the meaning ascribed to it in Section 1.3.

9.2           Other Definitional Provisions .  All terms defined in this Agreement will have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.  Terms defined in the singular will have a comparable meaning when used in the plural, and vice versa.  All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby will be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.  As used herein, the neuter gender will also denote the masculine and feminine where the context so permits.

ARTICLE X:                                TERMINATION

10.1           Termination. This Agreement may be terminated at any time prior to the end of the Escrow Period: (a) by mutual written consent of the parties hereto; or (b) by Buyer in the event of a material breach by the Company or the Sellers of any provision of this Agreement; or (c) by the Company or the Sellers in the event of a material breach by Buyer of any provision of this Agreement.

10.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10.1, this Agreement will forthwith become void and of no further force and effect and the parties will be released from any and all obligations hereunder; provided, however, that nothing herein will relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE XI:                                GENERAL PROVISIONS

11.1           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing and will be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party will designate in writing to the other party):

(a)	if to Buyer to:
James J. Ennis
Chief Operating Officer
5601 Biscayne Boulevard
Miami, Florida 33137
Telephone: 305-751-1667
Telecopy:   305-756-7105

with a copy to:
Michael A. Vandetty, P.A.
5601 Biscayne Boulevard
Miami, Florida 33137
Telephone: 305-751-1667
Telecopy:   305-756-7105

b)           if to Sellers:
to each of the Sellers at the address set forth for each on each Seller’s signature page to this Agreement with a copy to:
Constantine S. Potamianos, Esq.
Duval & Stachenfeld LLP
101 Park Avenue, 11th Floor
New York, New York 10178
Telephone: 212-692-5520
Telecopy:   212-883-8883

11.2           Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules attached hereto), and other the documents to be delivered at the Closing pursuant to this Agreement, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The exhibits and schedules hereto constitute a part hereof as though set forth in full above. Except for the Persons expressly stated herein to be indemnities, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

11.3           Expenses.  Except as otherwise provided herein, the parties will pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement and any transaction contemplated hereby.

11.4           Amendment; Waiver .  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.  No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement will operate as a waiver, nor will any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision will be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor will any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement will be deemed to be an extension of the time for performance of any other obligations or any other acts.  The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity that they may have against each other.

11.5           Binding Effect; Assignment .  The rights and obligations of this Agreement will bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing expressed or implied herein will be construed to give any other Person any legal or equitable rights hereunder.

11.6           Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be an original but all of which together will constitute one and the same instrument.  A telecopy signature of any party will be considered to have the same binding legal effect as an original signature.

11.7           Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference will be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the schedules and exhibits are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the schedules or exhibits hereto.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

11.8           Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumptions or burdens of proof will arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The mere listing (or inclusion of copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

11.9           Governing Law; Severability .  This Agreement will be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to Contracts executed and to be wholly performed within such State.  If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

11.10           Arm’s Length Negotiations.  Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of independent counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel

11.11           Waiver of Jury Trial. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL WILL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT (STATUTORY, CONSTITUTIONAL, COMMON LAW OR OTHERWISE) IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE OTHER PARTIES’ RIGHT TO TRIAL BY JURY.  NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BUYER:

CMG HOLDINGS, INC.

By: __________________________,
James J. Ennis
Chief Operating Officer

COMPANY:

AUDIOEYE, INC.

By: __________________________,
Nathaniel T. Bradley
President and Chief Executive Officer